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                                                                    Exhibit 99.1

WILSHIRE ENTERPRISES, INC.                           FOR IMMEDIATE RELEASE
REPORTS SUBSTANTIAL INCREASE IN                      AMEX: WOC
NET INCOME


JERSEY CITY, NEW JERSEY, May 18, 2004- Wilshire Enterprises, Inc. ("Wilshire" or the "Company") (AMEX: WOC) announced yesterday its results for the quarter ended March 31, 2004.

Revenues from continuing operations and income from continuing operations increased from $2,926,000 and $217,000, respectively, in 2003 to $3,037,000 and $403,000, respectively, in 2004. The Company earned $2,915,000 from discontinued real estate operations, net of tax, in 2004, as compared to a loss of $119,000 in 2003. The Company lost $257,000 after tax from discontinued oil and gas operations in 2004, as compared with earnings from such operations of $646,000 in 2003. Overall, Wilshire reported net income of $2,599,000 or $0.33 per diluted share in 2004, as compared with net income of $1,013,000, or $0.13 per diluted share in 2003.

Oil and gas operations have been treated as discontinued operations since the Company determined in July 2003 to sell its oil and gas operations. In April 2004 Wilshire consummated the sale of both its U.S. and Canadian oil and gas operations for gross proceeds of $28.3 million (before potential post-closing adjustments relating to the U.S. sale). As the sales effective date was March 1, 2004, the current period only reflects oil and gas operations for two months or $207,000, net of taxes, compared to net income of $646,000, net of taxes, for three months of operations in 2003. The income from oil and gas operations for 2004 has been adjusted to a loss of $257,000 primarily as a result of a $400,000 pre-closing reduction in sales proceeds related to the sale of the U. S. oil and gas operations and a $438,000 foreign exchange translation loss incurred since year end related to the sale of the Canadian oil and gas operations, net of a related tax benefit.

Discontinued operations, real estate reflects the net after tax gain of $3,036,000 from the sale of eleven real estate properties in Jersey City, NJ reduced slightly by an aggregate net after tax loss of $121,000 from the operations of these and other properties still held for sale compared to a loss of $119,000 for these same properties in 2003.

Sherry Wilzig Izak, Chairman and Chief Executive Officer of the Company, commented: "I am pleased with the results of our real estate operations for the first quarter of 2004. We are now realizing the benefit of our strategy to market for sale our under-performing real estate properties at a time when real estate properties are being acquired at relatively high values as well as benefiting from extensive refinancing in 2003 of our leading real estate properties with lower, assumable fixed rate mortgages. Going forward, we feel we are well positioned to benefit when forecasted increases in interest rates occur as our occupancies are likely to increase when it no longer becomes more advantageous for our potential rental base to own versus rent. Additionally, many of our properties now have favorable, assumable fixed-rate mortgages which should make them more desirable and valuable to prospective real estate buyers at that time.
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"We are pleased with the prices received from the sale of our oil and gas operations and are excited about the positive trends being established by our current operating real estate portfolio. Through the sale of our oil and gas operations and recent real estate property sales, we increased our capital resources by approximately $22 million. We intend to use these funds to not only improve our existing properties, but also to potentially acquire new income generating assets through merger or otherwise as we remain committed to our program of pursuing opportunities to maximizing shareholder value."


ABOUT WILSHIRE ENTERPRISES:

Wilshire is an American Stock Exchange listed corporation engaged in the acquisition, ownership and management of real estate properties in Arizona, Florida, Georgia, New Jersey and Texas.

FORWARD-LOOKING STATEMENT:

The non-historical statements in this press release are "forward-looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the underlying assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The Company's business and prospects are subject to a number of risks which could cause actual results to differ materially from those reflected in such forward-looking statements, including uncertainties inherent in any attempt to purchase or sell one or more real estate properties at an acceptable price, volatility of the United States to Canada foreign exchange rate, environmental risks relating to the Company's real estate properties, competition, the substantial capital expenditures required to fund the Company's real estate operations, market and economic changes in areas where the Company holds real estate properties, interest rate fluctuations, changes in the housing markets where the Company owns residential real estate properties, government regulation, and the ability of the Company to implement its business strategy. A discussion of these and other risks and uncertainties are disclosed in the Company's 2003 Form 10-K filed with the Securities and Exchange Commission.


Wilshire Enterprises, Inc. 921 Bergen Avenue, Jersey City, New Jersey 07306 Tel:
(201) 420-2796